Exhibit 99.1

PRIMERICA REPORTS FOURTH QUARTER 2013 RESULTS

Diluted EPS of $0.67 and diluted operating EPS of $0.84

12.3% net income return on stockholders’ equity and 16.4% net operating income return on adjusted stockholders’ equity (ROAE)

Strong Investment and Savings Products (ISP) sales in the fourth quarter led to Record ISP sales of $5.21 billion in 2013

Life insurance sales force increased to 95,566

Duluth, GA, February 10, 2014 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended December 31, 2013.  Total revenues were $327.2 million in the fourth quarter of 2013 and net income was $37.2 million, or $0.67 per diluted share.  For the full year 2013, total revenues were $1.27 billion and net income was $162.7 million, or $2.83 per diluted share.

In the fourth quarter, operating revenues increased by 8% to $326.3 million and net operating income increased by 12% to $46.8 million compared with $303.4 million and $41.6 million, respectively, in the year ago period.  Net operating income, a non-GAAP financial measure, excludes the impact of charges recorded for the potential settlement of claims made by certain Florida Retirement System (FRS) plan participants as described in our Form 8-K dated January 16, 2014.  A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

In the fourth quarter, net operating income per diluted share increased 22% to $0.84 and ROAE expanded to 16.4%.  The year-over-year results demonstrate Primerica’s earnings power when key drivers of our diverse business, including sales volumes, market performance, persistency and mortality, are strong or improving and capital redeployment remains a focus.  Solid operating results in the fourth quarter versus the prior year period were primarily driven by growth in New Term premiums and strong Investment and Savings Products performance including a 19% growth in average client asset values.  Results in the fourth quarter also reflect lower net investment income due to lower yield on invested assets and a smaller invested asset base following share repurchases during 2013.

For the full year 2013, operating revenues increased by 7% to $1.26 billion compared with 2012 driven by solid growth in Term Life net premiums and strong ISP performance.  Net operating income declined to $171.0 million in 2013 from $174.5 million in 2012 primarily reflecting higher legal fees and expenses related to FRS.  Results also reflect lower yield on invested assets and lower invested assets following the repurchase of $154.7 million of shares of common stock and warrants during the year to enhance shareholder value.  Year-over-year, return of capital to stockholders drove a 9% increase in diluted operating EPS to $2.97 and a 70 basis points increase in ROAE to 15.0% compared with 2012.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our full year 2013 results were marked by solid performance across segments including 10% growth in Term Life net premiums, 11% growth in ISP sales and a 20% increase in ending client asset values.  ROAE grew to 15.0% in 2013 following the repurchase of warrants and approximately 5% of our common stock outstanding as of December 31, 2012.  Our strong balance sheet and solid business fundamentals will enable us to continue delivering shareholder value long-term.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “2013 enhancements made to our business opportunity, product portfolio and client experience drove growth in the size of the life insurance sales force and a double digit increase in Investment and Savings Products sales.  We are confident in the strength of our business and our ability to execute a strategy to drive long-term sales force and revenue growth.”

Distribution Results

●
The size of our life-licensed sales force grew to 95,566 at December 31, 2013 from 92,373 at December 31, 2012 and 94,529 at September 30, 2013.  In the fourth quarter, recruiting of new representatives increased 4% to 38,022 compared to the year ago quarter and new life insurance licenses of 8,485 were in line with the fourth quarter a year ago.  Sequentially, recruiting of new representatives declined from 51,523 and new life insurance licenses were down from 9,630 compared with the third quarter of 2013 reflecting seasonally lower activity in the fourth quarter.  The percentage of license non-renewals and terminations in relation to the size of the sales force was consistent with the third quarter and decreased slightly from the year ago period.

●
Term life insurance policies issued in the fourth quarter were consistent with the prior year quarter and declined 3% from the third quarter of 2013.  Productivity in the fourth quarter of .18X policies per life licensed representative per month remained consistent with historical ranges and declined from .19X in the third quarter of 2013.  The average annualized term premium per issued policy increased 4% compared with the fourth quarter of 2012.

●
In the fourth quarter of 2013, Investment and Savings Products sales were $1.28 billion, up 3% compared with the prior year period, completing 2013 with the highest ever ISP sales in a single year of $5.21 billion.  On a sequential basis, ISP sales increased 2% compared with the third quarter of 2013.  Client asset values increased to an all-time high of $44.99 billion, up 20% at December 31, 2013 relative to a year ago, and increased 7% from the end of the third quarter, primarily reflecting market performance.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. Results for the segments are shown below.

	Actual			Operating (1)
	Q4 2013	Q4 2012(2)	% Change	Q4 2013	Q4 2012(2)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$180,147	$164,174	10%	$180,147	$164,174	10%
Investment and Savings Products	120,333	109,700	10%	120,333	109,700	10%
Corporate and Other Distributed Products	26,760	30,627	-13%	25,861	29,569	-13%
Total revenues	$327,240	$304,501	7%	$326,341	$303,443	8%

Income (loss) before income taxes:
Term Life Insurance	$50,042	$43,930	14%	$50,042	$43,930	14%
Investment and Savings Products (3)	19,810	31,194	-36%	35,361	31,194	13%
Corporate and Other Distributed Products	(12,886)	(14,178)	-9%	(13,785)	(12,162)	13%
Total income before income taxes	$56,966	$60,946	-7%	$71,618	$62,962	14%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

(2) In the second quarter of 2013, Primerica began classifying the deposit asset underlying the 10% reinsurance agreement with Citigroup, Inc. (Citigroup), as well as its related mark-to-market adjustments, within the Corporate and Other Distributed Products segment instead of within the Term Life Insurance segment. As such, results for Q4 2012 include the reclassification of Net Investment Income from the Term Life Insurance Segment to the Corporate and Other Distributed Products Segment of $316. The change does not impact our consolidated financial statements.

(3) Actual income before income taxes for Q4 2013 includes charges for the potential FRS settlement of $9.3 million in deferred payments to claimants and $6.2 million in awards related to prior arbitrations, other potential settlements and the payment of the claimants’ attorneys’ fees and expenses.

Term Life Insurance.  In the fourth quarter of 2013, Term Life operating revenues increased 10% to $180.1 million and operating income before income taxes increased 14% to $50.0 million compared with the same period a year ago.  An 11% increase in net premiums drove revenue growth over the prior year period.  Allocated net investment income grew with required assets, partially offset by lower yield on invested assets compared with the fourth quarter of 2012.  Total incurred claims were in-line with our historical experience and benefits and claims grew in-line with net premiums.  Policy persistency improved compared with the prior year period.

Sequentially, operating income before income taxes was flat with the third quarter of 2013 reflecting continued growth in net premiums offset by seasonally lower fourth quarter persistency.

Investment and Savings Products.  In the fourth quarter, operating revenues increased 10% to $120.3 million and operating income before income taxes increased 13% to $35.4 million compared with the fourth quarter of 2012.  Year-over-year average client asset values grew 19%, slightly more than the 15% growth in asset-based revenue, due to lower Canadian segregated funds sales and client asset values, which generate higher than average asset-based revenue.  Asset-based commission expense growth of 24% outpaced asset-based revenue growth as Canadian segregated fund compensation expense is generally recognized over time as DAC amortization.  Canadian segregated fund market performance exceeded DAC amortization assumptions, resulting in lower DAC amortization in the fourth quarter of 2013 compared with higher DAC amortization in the prior year period due to unfavorable market performance.

Results also reflect 3% growth in ISP sales which led to an 8% increase in sales-based revenue, primarily due to a lower level of variable annuity internal transfers that generate lower commissions, year-over-year.  Legal fees and expenses associated with FRS were $2.3 million, impacting net operating earnings per diluted share by $0.03 in the fourth quarter, compared with $2.9 million in the year ago period.

Sequentially, operating income before income taxes increased 12%, primarily reflecting higher average client asset values, lower DAC amortization and slightly lower expenses compared with the third quarter of 2013.

Corporate and Other Distributed Products.  Operating revenues of $25.9 million were 13% lower and operating losses before income taxes grew by $1.6 million compared with the fourth quarter of 2012. During the quarter, allocated net investment income declined primarily due to growth in Term Life required assets, lower invested assets following capital deployment and lower yield on invested assets. Our New York subsidiary benefitted from improved claims experience on the non-term life insurance products.

Taxes

Our effective income tax rate for the fourth quarter of 2013 was 34.7%, which is higher than the prior year period rate of 33.9%, primarily due to the recognition of foreign tax benefits in the fourth quarter of 2012.  Sequentially, our effective income tax rate decreased from 35.1% in the third quarter related to the recognition of certain tax benefits due to statute of limitations that expire each year in the fourth quarter.

Capital and Liquidity

As of December 31, 2013, our investments and cash totaled $1.98 billion compared with $1.91 billion as of September 30, 2013.  Our invested asset portfolio had a net unrealized gain of $100.0 million (net of unrealized losses of $17.0 million) at December 31, 2013, down from $112.9 million at September 30, 2013 due to rising interest rates.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 490% as of December 31, 2013, well positioned to support existing operations and fund future growth.  Our debt-to-capital ratio was 23.5% December 31, 2013.

Our Board of Directors has authorized a share repurchase program and we expect to repurchase up to $150 million of common stock in 2014.  The share repurchases may be made from time to time through open market transactions, block trades and/or privately negotiated transactions and are subject to market conditions, as well as corporate, regulatory, and other considerations.  This share repurchase program may be discontinued at any time by the Board of Directors and the Company has no obligation to repurchase any amount of its common stock under the program.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards and the impact of charges recorded for the potential settlement of claims made by certain Florida Retirement System plan participants for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Tuesday, February 11, 2014 at 9:00 am ET, to discuss fourth quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2013. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor & Media Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	December 31,	December 31,
	2013 (1)	2012
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,755,712	$1,887,014
Equity securities available for sale, at fair value	39,894	37,147
Trading securities, at fair value	12,991	7,762
Policy loans and other invested assets	26,806	24,613
Total investments	1,835,403	1,956,536
Cash and cash equivalents	149,189	112,216
Accrued investment income	18,127	19,540
Due from reinsurers	4,055,054	4,005,194
Deferred policy acquisition costs	1,208,466	1,066,422
Premiums and other receivables	175,789	170,656
Intangible assets	68,863	69,816
Income taxes	32,450	17,256
Other assets	282,780	302,126
Separate account assets	2,503,829	2,618,115
Total assets	$10,329,950	$10,337,877

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,063,103	$4,850,488
Unearned premiums	1,802	6,056
Policy claims and other benefits payable	253,304	254,533
Other policyholders' funds	337,977	345,721
Notes payable	374,481	374,433
Income taxes	105,885	114,611
Other liabilities	377,690	358,577
Payable under securities lending	89,852	139,927
Separate account liabilities	2,503,829	2,618,115
Total liabilities	9,107,923	9,062,461

Stockholders' equity:
Common stock	548	564
Paid-in capital	472,633	602,269
Retained earnings	640,840	503,173
Accumulated other comprehensive income, net of income tax	108,006	169,410
Total stockholders' equity	1,222,027	1,275,416
Total liabilities and stockholders' equity	$10,329,950	$10,337,877

(1) Unaudited

 PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended December 31,
	2013	2012
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$577,866	$569,592
Ceded premiums	(408,615)	(414,784)
Net premiums	169,251	154,808
Commissions and fees	123,910	113,069
Net investment income	22,407	24,221
Realized investment gains (losses), including OTTI	899	1,058
Other, net	10,773	11,345
Total revenues	327,240	304,501

Benefits and expenses:
Benefits and claims	75,547	71,151
Amortization of deferred policy acquisition costs	35,627	34,628
Sales commissions	61,164	54,007
Insurance expenses	28,339	25,764
Insurance commissions	5,652	5,917
Interest expense	8,704	8,857
Other operating expenses	55,241	43,231
Total benefits and expenses	270,274	243,555
Income before income taxes	56,966	60,946
Income taxes	19,765	20,675
Net income	$37,201	$40,271

Earnings per share:
Basic	$0.67	$0.68
Diluted	$0.67	$0.67

Shares used in computing earnings per share:
Basic	55,081	57,416
Diluted	55,096	58,935

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Year ended December 31,
	2013	2012
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$2,302,069	$2,267,975
Ceded premiums	(1,644,158)	(1,663,753)
Net premiums	657,911	604,222
Commissions and fees	471,808	429,044
Net investment income	88,752	100,804
Realized investment gains (losses), including OTTI	6,246	11,382
Other, net	42,731	45,263
Total revenues	1,267,448	1,190,715

Benefits and expenses:
Benefits and claims	301,475	278,747
Amortization of deferred policy acquisition costs	129,183	118,598
Sales commissions	232,237	204,569
Insurance expenses	108,658	96,541
Insurance commissions	22,471	27,555
Interest expense	35,018	33,101
Other operating expenses	187,208	164,716
Total benefits and expenses	1,016,250	923,827
Income before income taxes	251,198	266,888
Income taxes	88,473	93,082
Net income	$162,725	$173,806

Earnings per share:
Basic	$2.87	$2.77
Diluted	$2.83	$2.71

Shares used in computing earnings per share:
Basic	55,834	61,059
Diluted	56,625	62,401

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended December 31,
	2013	2012	% Change
Operating revenues	$326,341	$303,443	8%
Realized investment gains (losses), including OTTI	899	1,058
Total revenues	$327,240	$304,501	7%

Operating income before income taxes	$71,618	$62,962	14%
Realized investment gains (losses), including OTTI	899	1,058
Other operating expense - FRS legal settlement	(15,551)	-
Other operating expense - IPO equity awards	-	(3,074)
Income before income taxes	$56,966	$60,946	-7%

Net operating income	$46,769	$41,603	12%
Realized investment gains (losses), including OTTI	899	1,058
Other operating expense - FRS legal settlement	(15,551)	-
Other operating expense - equity awards	-	(3,074)
Tax impact of reconciling items	5,084	684
Net income	$37,201	$40,271	-8%

Diluted operating earnings per share (1)	$0.84	$0.69	22%
Net after-tax impact of operating adjustments	(0.17)	(0.02)
Diluted earnings per share (1)	$0.67	$0.67	*

	Year ended December 31,
	2013	2012	% Change
Operating revenues	$1,261,202	$1,179,333	7%
Realized investment gains (losses), including OTTI	6,246	11,382
Total revenues	$1,267,448	$1,190,715	6%

Operating income before income taxes	$263,882	$267,951	-2%
Realized investment gains (losses), including OTTI	6,246	11,382
Other operating expense - FRS legal settlement	(15,738)	-
Other operating expense - IPO equity awards	(3,192)	(12,445)
Income before income taxes	$251,198	$266,888	-6%

Net operating income	$171,027	$174,538	-2%
Realized investment gains (losses), including OTTI	6,246	11,382
Other operating expense - FRS legal settlement	(15,738)	-
Other operating expense - equity awards	(3,192)	(12,445)
Tax impact of reconciling items	4,382	331
Net income	$162,725	$173,806	-6%

Diluted operating earnings per share (1)	$2.97	$2.72	9%
Net after-tax impact of operating adjustments	(0.14)	(0.01)
Diluted earnings per share (1)	$2.83	$2.71	4%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.
* Less than 1%

 INVESTMENT AND SAVINGS PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2013	2012
Operating income before income taxes	$35,361	$31,194
Other operating expense - FRS legal settlement	(15,551)	-
Income before income taxes	$19,810	$31,194

 CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended December 31,
	2013	2012
Operating revenues	$25,861	$29,569
Realized investment gains (losses), including OTTI	899	1,058
Total revenues	$26,760	$30,627

Operating loss before income taxes	$(13,785)	$(12,162)
Realized investment gains (losses), including OTTI	899	1,058
Other operating expense - IPO equity awards	-	(3,074)
Loss before income taxes	$(12,886)	$(14,178)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

December 31, 2013
Adjusted stockholders' equity	$1,155,995
Unrealized net investment gains recorded in stockholders' equity, net of income tax	66,032
Stockholders' equity	$1,222,027